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                                 EXHIBIT 99.1



Newport Corporation today announced that it has acquired privately-held Light Control Instruments Inc. of San Luis Obispo, California, in an exchange for stock. Terms of the transaction, which will be accounted for as a pooling of interests, were not disclosed.

Founded in 1987, Light Control Instruments designs and manufactures laser diode related test and control instrumentation and hardware primarily for temperature or current control. Light Control Instruments' management will continue with Newport.

Richard E. Schmidt, Newport's chairman and chief executive officer, commented:
"Light Control Instruments is an excellent fit because the company strengthens Newport's position as the supplier of choice for photonics and laser related equipment. We gain a quality, expanding product line which we can readily market to our customer base. The acquisition is part of our overall strategy to acquire companies or product lines that enable us to grow in attractive niche markets."

Newport Corporation is a leading worldwide manufacturer and marketer of precision equipment for scientists and engineers who develop and apply technology involving lasers and optics. The company also uses its precision positioning expertise to service such high technology industries as semiconductor manufacturing, telecommunications, life science and health care, and analytical instrumentation. Customers include Fortune 500 corporations, national research laboratories, government and educational institutions.

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